Exhibit 10.9
ASSIGNMENT AND ASSUMPTION OF LEASE — 5901 DE SOTO AVENUE
This ASSIGNMENT AND ASSUMPTON OF LEASE — 5901 DE SOTO AVENUE (this “Agreement”) is made and entered into as of December 15, 2008 (the “Effective Date”), by and between YOUBET SERVICES CORPORATION (“YB Services”), with its principal place of business at 5901 De Soto Avenue, Woodland Hills, California, 91367, and YOUBET.COM, INC. (“Youbet”), a Delaware corporation with its principal place of business located at 2600 West Olive Avenue, 5th Floor, Burbank, CA 91505.
BACKGROUND
A.	Youbet is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms.
B.
Youbet leases the premises commonly known as 5901 De Soto Avenue, Woodland Hills, California, 91367, pursuant to a lease dated March 11, 2000 (“Lease”) with 5901 Associates LLC (“Landlord”). The Lease is attached hereto as Exhibit A.

C.
YB Services provides various corporate services to Youbet, including financial and accounting, payroll, marketing, customer relations, software development and engineering, and administrative (“Corporate Services”). YB Services will provide Corporate Services to Youbet utilizing the Premises.

D.	The parties desire to enter into an agreement whereby Youbet will assign, and YB Services will assume, the obligations under the Lease.
AGREEMENT
Now, therefore, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereby agree as follows:
1. Assignment and Assumption. Subject to all applicable terms and conditions in the Lease, including, but not limited to, those pertaining to assignment assumption, Youbet hereby assigns all of its rights and interests under the Lease to YB Services, and YB Services hereby accepts said assignment and agrees to be bound by, and to perform, all duties and obligations of Youbet under the terms and provisions of the Lease.
2. Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of California (i.e., without reference to its conflict of law rules).
3. Severability. If any provision or part of this Agreement will be declared illegal, void, or unenforceable, the remaining provisions will continue in full force and effect to the extent permitted by law insofar as the primary purpose of this Agreement is not frustrated.

4. Notices. All notices required or permitted to be given under this Agreement will be in writing and addressed as follows:

If to YB Services:	Youbet Services Corporation
5901 De Soto Avenue
Los Angeles, CA 91367
Attention: President

If to Youbet:	Youbet.com, Inc.
2600 West Olive Avenue, 5th Floor
Burbank, CA 91505
Attention: Chief Executive Officer
or such other address as each party may designate in writing to the other party for this purpose. Such notice will be deemed to have been duly given and received either: (a) on the day of delivery, if hand delivered or delivered by overnight courier; (b) on the fifth (5th) day after the date sent, when sent by prepaid certified mail; or (c) on the date sent when sent by facsimile and confirmed the same day by overnight courier or prepaid certified mail, addressed as above.
5. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which, taken together, will constitute one instrument.
IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

YOUBET SERVICES CORPORATION		YOUBET.COM, INC.

By:	/s/ David Goldberg	By:	/s/ Jim Burk
	David Goldberg		Jim Burk
	Chief Operating Officer		Chief Financial Officer

EXHIBIT A
(see attached)